EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
March 8, 2011	Nasdaq-EVOL

Evolving Systems Reports 2010 Financial Results

Net income up 11% to $5.4 million

18th consecutive quarter of positive operating income

Increased cash generation further strengthens balance sheet — cash and working capital both up more than 100%

Company declares first quarter dividend of $0.05

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq-EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, today reported results for its fourth quarter and year ended December 31, 2010.

“Evolving Systems continued to produce strong bottom line results in 2010, highlighted by an 11% increase in net income.  Cash from operations increased 57% and our working capital and cash positions were up 147% and 101%, respectively,” said Thad Dupper, chairman and CEO.  “New orders were impacted by longer sales cycles for our Dynamic SIM Allocation™ (DSA) product. However, we’ve begun to see renewed activity around our Activation solutions and expect first half 2011 orders to rebound following a sluggish fourth quarter.

“We added two new DSA wins in 2010, raising our total to eight DSA customers around the world, six of which are now in production,” Dupper added.  “Our DSA customers have activated more than 25 million SIM cards, and with the anticipated growth of wirelessly enabled consumer devices that require SIM cards, we are confident that our DSA solution will become an increasingly important contributor to revenue.  We also continued to execute our strategy in international markets during 2010, adding new customers and taking others into production in Asia, Africa, Central and South America as well as North America, where we won a large NumeriTrack® order with a tier one U.S. carrier and a DSA order in Canada.  And finally, during the first quarter we introduced Intelligent M2M Controller™ — a new machine to machine solution for wireless service providers who are seeking to reduce costs, protect their networks and monetize growing opportunities in the M2M space.”

2010 Full Year Results

Net income for 2010 increased 11% to $5.4 million from $4.8 million in 2009.  Earnings per share increased to $0.53 per basic and $0.49 per diluted share in 2010 from $0.49 per basic and $0.48 per diluted share a year ago.  Non-GAAP net income increased 9%

year over year to $6.7 million from $6.2 million, or $0.62 per diluted share versus $0.61 per diluted share.  Non-GAAP adjusted EBITDA declined 5% to $8.4 million from $8.9 million last year.

Operating income in 2010 declined to $6.2 million, or 16.7% of revenue, from $6.7 million, or 17.5% of revenue, in 2009.

The Company experienced a 2% decline in full year revenue, to $37.3 million in 2010 from $38.2 million a year ago.  License fees and services revenue was $20.3 million versus $21.6 million in 2009, a decline that was partially offset by an increase in customer support revenue to $17.1 million from $16.6 million.

Revenue from the Company’s DSA and NumeriTrack solutions hit an all-time high in 2010.  DSA revenue increased 31% year over year, to $7.4 million from $5.6 million, and comprised approximately 20% of overall revenue.  Revenue from the Company’s NumeriTrack solution increased by 34% in 2010, to $5.4 million from $4.0 million a year ago, and represented approximately 14% of total revenue.  Revenue mix in 2010 included $22.8 million in Activation and $14.5 million in Numbering.  Mediation revenue, which represented less than 5% of total 2010 revenue, will now be reported in the Activation and Numbering revenue categories to more accurately reflect management of the operations.

Total costs of revenue and operating expenses declined slightly in 2010 to $31.1 million from $31.5 million in 2009.  Product development expense increased 22% year-over-year to $4.3 million from $3.5 million, primarily as the result of investments in the Company’s DSA and Numbering products.  Sales and marketing expense declined 6% to $7.3 million from $7.7 million and general and administrative expense declined 5% to $5.4 million from $5.7 million, with both declines the result of lower incentive compensation and professional fees.

Quarterly Dividends

The Company declared three quarterly cash dividends of $0.05 per share in 2010.  And in the first quarter of 2011 the Company declared a quarterly cash dividend of $0.05 per share, payable April 15, 2011, to stockholders of record March 18, 2011.

Fourth Quarter Results

Net income was $1.2 million in the fourth quarter of 2010, down 18% from $1.4 million in the same quarter last year.  EPS was $0.11 per basic and $0.10 per diluted share versus $0.14 per basic and diluted share a year ago.  Non-GAAP net income in the fourth quarter was $1.5 million versus $1.8 million, or $0.13 per diluted share versus $0.17 per diluted share a year ago.  Non-GAAP adjusted EBITDA was $1.7 million versus $2.4 million last year.

The Company had operating income of $1.2 million in the fourth quarter as compared with $1.9 million in the same quarter last year.  It was the Company’s 18th consecutive quarter of positive operating income.  As a percentage of revenue, fourth quarter operating income was 13.7% versus 19.1% a year ago.

Fourth quarter revenue was $8.6 million, down from $9.8 million in the same quarter last year, due to lower license fees and services bookings related to longer sales cycles.  Lower license fees and services revenue — $4.1 million in the fourth quarter versus $5.6 million in the same quarter last year — was partially offset by an increase in customer support revenue — to $4.5 million from $4.2 million.  The higher customer support revenue reflected the impact of DSA solutions that are now in production and under maintenance.  Revenue mix by product group included $5.2 million in Activation and $3.4 million in Numbering.

Total costs of revenue and operating expenses in the fourth quarter declined by 7% to $7.4 million from $7.9 million due primarily to lower variable costs related to the revenue decline as well as to lower facility costs, professional fees and product development costs.  Sales and marketing expense declined to $1.7 million from $1.8 million.  General and administrative expense declined to $1.2 million from $1.4 million, and product development expense declined to $1.0 million from $1.2 million.

Bookings and Backlog Highlights

The Company booked $33.5 million in new orders in 2010, down 12% from $38.0 million in 2009.  License fees and services orders totaled $16.9 million, down from $21.1 million a year ago.  Customer support orders declined slightly to $16.6 million from $16.9 million.  By product category 2010 orders included $19.6 million in Activation and $13.9 million in Numbering.

Total bookings in the fourth quarter were $11.5 million, down from $13.8 million in the fourth quarter last year.  License fees and services orders totaled $3.4 million versus $4.8 million last year while customer support orders were $8.1 million compared with $9.0 million a year ago.  By product category in the fourth quarter, bookings included $5.6 million in Activation and $5.9 million in Numbering.  The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at December 31, 2010, was $16.6 million, down from $20.8 million at the end of 2009.  Backlog included $5.0 million in license fees and services and $11.6 million in customer support.

Balance Sheet Highlights

Cash and cash equivalents at December 31, 2010, were $10.8 million, up 101% from $5.4 million at the same time last year and up slightly from $10.7 million at September 30, 2010.  Working capital improved by 147% year over year to $11.8 million from $4.8 million.  The Company generated $5.7 million in cash from operations in 2010, up 57% from $3.6 million in 2009.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 45167905.  A telephone replay will be available through March 15, 2011, and can be accessed by calling 1-800-642-1687 or 1-706-645-9291, passcode 45167905.  To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through March 15, 2011.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems

Evolving Systems, Inc. is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, M2M, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or annual results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 8, 2011, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Manager
303.393.7044	Evolving Systems
jay@pfeifferhigh.com	+44 1225 478060
sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue:
License fees and services	$4,067	$5,621	$20,251	$21,561
Customer support	4,536	4,191	17,055	16,635
Total revenue	8,603	9,812	37,306	38,196
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	2,028	1,916	8,099	7,642
Costs of customer support, excluding depreciation and amortization	1,158	1,257	4,694	5,543
Sales and marketing	1,744	1,835	7,265	7,696
General and administrative	1,160	1,359	5,431	5,737
Product development	1,011	1,230	4,322	3,530
Depreciation	146	158	592	632
Amortization	176	184	688	732
Total costs of revenue and operating expenses	7,423	7,939	31,091	31,512
Income from operations	1,180	1,873	6,215	6,684
Other income (expense):
Interest income	3	1	13	25
Interest expense	(21)	16	(102)	(547)
Foreign currency exchange loss	(35)	(138)	(121)	(574)
Other income (expense), net	(53)	(121)	(210)	(1,096)
Income before income taxes	1,127	1,752	6,005	5,588
Income tax expense (benefit)	(36)	327	652	764
Net income	$1,163	$1,425	$5,353	$4,824
Basic income per common share	$0.11	$0.14	$0.53	$0.49
Diluted income per common share	$0.10	$0.14	$0.49	$0.48
Weighted average basic shares outstanding	10,495	9,927	10,174	9,816
Weighted average diluted shares outstanding	11,107	10,507	10,815	10,145

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$10,801	$5,369
Contract receivables, net	12,073	11,344
Unbilled work-in-progress	2,245	1,720
Prepaid and other current assets	1,328	1,917
Total current assets	26,447	20,350
Property and equipment, net	999	1,196
Amortizable intangible assets, net	1,123	1,864
Goodwill	21,830	22,295
Long-term restricted cash	50	50
Other long-term assets	2	82
Total assets	$50,451	$45,837
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$27	$357
Accounts payable and accrued liabilities	4,310	4,531
Unearned revenue	10,298	10,688
Total current liabilities	14,635	15,576
Long-term liabilities:
Long-term debt and other obligations	8	1,535
Deferred foreign income taxes	51	257
Total liabilities	14,694	17,368
Stockholders’ equity:
Common stock	11	10
Additional paid-in capital	87,435	83,499
Accumulated other comprehensive loss	(3,704)	(3,242)
Accumulated deficit	(47,985)	(51,798)
Total stockholders’ equity	35,757	28,469
Total liabilities and stockholders’ equity	$50,451	$45,837

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2010	2009	2010	2009
Non-GAAP net income and income per share data

GAAP net income	$1,163	$1,425	$5,353	$4,824
Amortization of intangible assets	176	184	688	732
Stock-based compensation expense	206	215	943	864
Income tax adjustment for non-GAAP*	(69)	(70)	(273)	(268)
Non-GAAP net income	$1,476	$1,754	$6,711	$6,152
Diluted net income per share
GAAP	$0.10	$0.14	$0.49	$0.48
Non-GAAP	$0.13	$0.17	$0.62	$0.61
Shares used to compute diluted EPS	11,107	10,507	10,815	10,145

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

	Three months ended		Years ended
	December 31,		December 31,
	2010	2009	2010	2009
Adjusted EBITDA

Net income	$1,163	$1,425	$5,353	$4,824
Depreciation	146	158	592	632
Amortization	176	184	688	732
Stock-based compensation expense	206	215	943	864
Interest expense and other (benefit), net	53	121	210	1,096
Income tax expense	(36)	327	652	764
Adjusted EBITDA	$1,708	$2,430	$8,438	$8,912